EXHIBIT 5.1

[LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

December 1, 2003

Cardiac Science, Inc.

1900 Main Street, Suite 700

Irvine, CA 92606

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, to be filed by Cardiac Science, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”) covering an aggregate of 26,638,319 shares of the Company’s common stock, $.001 par value per share, (the “Common Stock”), to be offered from time to time by certain stockholders of the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Articles of Incorporation and Bylaws, as amended to date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, and subject to compliance with applicable state securities laws, it is our opinion that the 26,638,319 shares of Common Stock have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/    STRADLING YOCCA CARLSON & RAUTH